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                                                                    EXHIBIT 10.3


                                OPTION AGREEMENT

THIS AGREEMENT is made effective as of the 1st of January, 1999, by and between ASHTON COMMUNICATIONS CORPORATION ("ACC"), INTERCARRIER TRANSPORT, INC. ("ICT"), AcNET, S.A. DE C.V. ("AcNet"), Julian Pascoe ("Pascoe") (collectively, the "Ashton Group" or "Sellers")

                                       and

INCOMEX, INC. ("Incomex") and MURDOCK COMMUNICATIONS CORPORATION ("MCC") (collectively, the "MCC Group" or "Purchasers").

In consideration of the following mutual agreements and other consideration described below, the parties hereto agree:


1.       BY MCC:  Option to Purchase Stock of AcNet

         a. MCC shall have the continuing non-assignable (other than to a wholly owned subsidiary of MCC) option to purchase from ICT, and upon exercise of such option, ICT shall sell to MCC, such number and shares of AcNet held by ICT as thereafter equals 49% of the "Stock" (as defined below) of AcNet pursuant to the terms and conditions of this Agreement.

         b. MCC shall have the continuing, assignable option to purchase from Pascoe, and upon exercise of such option, Pascoe shall sell to MCC, such number and shares of AcNet held by Pascoe as thereafter equals 1% of the "Stock" (as defined below) of AcNet pursuant to the terms and conditions of this Agreement.

         c. For purposes of this Agreement, the term "Stock" includes all the issued and outstanding capital shares or equity interests of AcNet.

         d. MCC acknowledges that the shareholders of ICT prefer that the proposed transaction be structured as a sale of 100% of ICT rather than the sale by ICT of AcNet Stock. MCC agrees to cooperate with ICT in defining an appropriate structure, provided, however, in no event will MCC consider or be required to consider any alternative that in its sole opinion alters the basic economic structure and characteristics of the proposed transaction.


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2.       BY MCC:  Option to Purchase Preferred Stock of AcNet

         a. MCC shall have the continuing non-assignable (other than to a wholly owned subsidiary of MCC) option to purchase from AcNet, and upon exercise of such option, AcNet shall sell to MCC, up to U.S. $2,000,000 of "Preferred Shares" (as defined below) of AcNet pursuant to the terms and conditions of this Agreement.

         b. Preferred Shares shall mean a newly created class of equity securities of AcNet with the following attributes.

                  i. The Preferred Shares shall be validly authorized and issued by AcNet under Mexican law.

                  ii. The Preferred Shares shall bear all rights typically associated with Preferred Shares issued by U.S. corporations, including but not limited to a liquidation preference over the other classes of Stock of AcNet, provided, however, that the Preferred Shares shall have no voting rights and shall not be convertible into common stock of AcNet.

                  iii. The Preferred Shares, as a class, shall accrue dividends on a cumulative basis equal to 20% of the earnings before interest and taxes ("EBIT") of AcNet. Accrued dividends shall be paid upon declaration by the Board of Directors of AcNet.

                  iv. The Preferred Shares may be redeemed by AcNet at any time at a price equal to 120% of the face amount, plus accrued dividends.

3. CONSIDERATION FOR OPTION: As consideration for this option to purchase the Stock and the Preferred Stock of AcNet, MCC and Incomex have extended loans to AcNet in the amount of U.S. $850,000 evidenced by one or more promissory notes. The AcNet and ICT acknowledges receipt of such funds and further acknowledges that such loan constitutes adequate and sufficient consideration for this option.


4.       ACQUISITION PRICE:

         a.       Stock of AcNet:


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                  i.                The aggregate exercise consideration to
                           purchase the Stock from ICT pursuant to Section 1.a shall be

                           (1)      450,000 shares of the Common Stock of MCC.

                           (2) Guarantee by MCC of amounts owed by AcNet to Cisco Systems, Inc. and Duetsche Capital, provided, however, that the aggregate amount of such guarantee(s) will not exceed U.S. $1,000,000. Such guarantee must be consummated on or before March 30, 1999.

                  ii.               The aggregate exercise consideration to
                           purchase the Stock from Pascoe pursuant to Section 1.b shall be one dollar (U.S. $1.00), provided, however, that MCC shall have no right to exercise the option pursuant to 1.b unless it has exercised the option to purchase Stock from ICT pursuant to Section 1.a.

         b. Preferred Stock of AcNet: The exercise consideration to purchase the Preferred Stock of AcNet pursuant to Section 2 shall be, at the option of MCC, any combination of

                  i.                U.S. funds in amounts equal to the face
                           value of the Preferred Shares so purchased; and, or

                  ii.               Conversion of any loans, plus accrued
                           interest made by MCC or Incomex to AcNet.

5. CLOSING. The closing of the purchase of Stock and Preferred Stock pursuant to this Agreement shall take place at a time and a place agreed to by Sellers and the Purchasers. If the parties cannot agree, the closing shall be five business days after MCC's notice of exercise and at MCC's executive offices.

6. OPTION PERIOD. This option may be exercised in whole or in part by notice from MCC to the Sellers given at any time prior to 11:59 p.m. Pacific Time, July 31, 1999.

7. ACC, AcNet and ICT agree that, during the Option Period, ACC, AcNet and/or ICT shall not, unless it receives the prior written consent of
         MCC: (1) merge or consolidate ACC, AcNet or ICT with any individual, partnership, corporation, limited liability company, governmental entity or

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         any department, agency or political division thereof; (ii) sell, lease or otherwise dispose of any of AcNet assets; (iii) liquidate, dissolve or effect a recapitalization or reorganization of ACC, ICT or AcNet in any form of transaction; (iv) create, incur, assume, guarantee, be or remain liable for, contingently or otherwise, or suffer to exist any funded indebtedness, other than the indebtedness presently existing or indebtedness funded by MCC; or (v) conduct discussions or negotiations with respect to a transaction of the type described in clauses (i) through (iv) with any party.

8. Injunctive Relief. The parties hereto agree that any party may apply for and obtain from any state or federal court injunctive relief prohibiting the violation of the terms of this agreement. Such remedy shall be cumulative and not exclusive.

9. Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against ACC, ICT, AcNet, Pascoe, Incomex, MCC and their respective successors, transferees and other assigns. Each of the parties hereby warrants that its officers, executing this Agreement on each party's behalf is duly authorized to enter into this Agreement as the binding act of the same.

10. Interim Disbursements. MCC reserves the right to make interim "Pre-Option Exercise Disbursements" either to ACC or directly to AcNet, and any and all such disbursements shall be considered Loans until and if MCC exercises its right to purchase Preferred Stock under this Option Agreement. Each Loan made hereunder shall be evidenced by a Promissory Note emitted by the borrower, with a due date not to exceed December 31, 1999.

11. Performance of Necessary Acts. ACC, ICT and AcNet shall perform any further acts and execute and deliver or cause to be delivered by AcNet any additional documents, which may be reasonably necessary to carry out the provision of this Agreement. ICT represents and warrants that it has, and covenants, that at all times during the Option period it will have sufficient authorized shares of AcNet reserved for issuance upon exercise of MCC's option under this Agreement.

12. Governing Law. This Agreement has been executed by MCC and shall be governed and constructed in accordance with the internal Laws of the State of Texas, United States of America.

13. Amendment, Waiver and Consent. This Agreement may be amended, or any provision of this Agreement may be waived only if such amendment or waiver is set forth in writing executed by the parties. No course of dealing


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         between the parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

In witness to the foregoing, the parties hereto have executed this agreement on the date first above written.

Ashton Communications Corporation           Murdock Communications Corporation



         /s/ Rae Ashton                              /s/ Guy Murdock
--------------------------------            -----------------------------------
Rae Ashton, President                       Guy Murdock, Chairman

Intercarrier Transport, Inc.                Incomex, Inc.



         /s/ Rae Ashton                              /s/ John Rance
--------------------------------            -----------------------------------
Rae Ashton, President                       John Rance, Chief Executive Officer

AcNet S.A. de C.V.



         /s/ Rae Ashton
--------------------------------
Rae Ashton, Director General


Julian Pascoe

         /s/ Julian Pascoe
--------------------------------


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